Exhibit 5.2

250 VESEY STREET • NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

May 15, 2026

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

Re:	Up to $50,000,000 of Shares of Class A Common Stock, Par Value $0.0001 Per Share, to Be Offered Pursuant to the Open Market Sales AgreementTM

Ladies and Gentlemen:

We are acting as counsel for Cibus, Inc., a Delaware corporation (“Cibus”), in connection with the issuance and sale of up to $50,000,000 aggregate offering price of shares of Class A common stock, par value $0.0001 per share, of Cibus (the “Shares”), pursuant to the Open Market Sales AgreementTM, dated as of May 15, 2026 (the “Sales Agreement”), by and between Cibus and Jefferies LLC (the “Agent”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) in accordance with the terms of the Sales Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Sales Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable; provided that such consideration is at least equal to the stated par value of the Shares.

In rendering the opinion above, we have assumed that the resolutions of the Board of Directors authorizing Cibus to issue and deliver and sell the Shares pursuant to the Sales Agreement will be in full force and effect at all times at which the Shares are issued and delivered or sold by Cibus, and Cibus will take no action inconsistent with such resolutions.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID

MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Cibus, Inc.

May 15, 2026

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by Cibus with the Securities and Exchange Commission (the “Commission”) to effect registration of the offer and sale of the Shares under the Securities Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day